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Exhibit 10.10

AMENDED AND RESTATED MARKETING AGREEMENT

        AMENDED AND RESTATED MARKETING AGREEMENT, dated as of the 15th day of May, 2002 by and between (i) CAMPING WORLD, INC., a Kentucky corporation ("Camping World"), CWI, Inc., a Kentucky corporation and a wholly-owned subsidiary of Camping World, doing business as CAMPING WORLD INSURANCE SERVICES, INC. ("CWI, Inc."), CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC., a Nevada corporation ("CWIS Nevada"), and CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC., a Texas corporation ("CWIS Texas," and collectively with CWI, Inc. and CWIS Nevada, "CWI"), and (ii) AFFINITY GROUP PLANS, INC., a Delaware corporation ("AGP"), NATIONAL ALLIANCE INSURANCE COMPANY, a Missouri domiciled insurance company ("NAIC"), NATIONAL GENERAL INSURANCE COMPANY, a Missouri domiciled insurance company ("NGIC"), and NATIONAL GENERAL ASSURANCE COMPANY, a Missouri domiciled company ("NGAC"). NAIC, NGIC and NGAC are herein individually and collectively referred to as the "Insurer".

WITNESSETH:

        WHEREAS, Camping World, AGP and certain other parties were parties to (i) a Founders Agreement dated as of July 21, 1992, as amended, relating to, among other things, the granting of insurance marketing rights to AGP with respect to Camping World and its customers including through solicitation of Camping World customers at kiosks located at its stores and through its mailing list, including the "Camping World's President's Club" program (the "President's Club"); (ii) various Kiosk Agreements, dated as of June 1, 1995, as amended, relating to the provision of certain services by AGP to Camping World and its customers at kiosks located on the premises of Camping World Stores, (iii) a Letter Agreement dated October 1997 relating to the matters described in clauses (i) and (ii) and certain other matters, (iv) a Trademark License Agreement, dated August 13, 1992, as amended, (v) a CWI Transfer Agreement, dated August 13, 1992, as amended, and (vi) the Stockholders Agreement dated as of September 30, 1994 and related documents and instruments pertaining to the common stock of AGP held by Camping World (the agreements referred to in clauses (i) through (vi) and all other documents, instruments and agreement between Camping World or CWI, on the one hand, and AGP or NAIC, on the other hand, relating to the subject matter hereof being collectively referred to herein as the "Former Marketing Arrangements"); and

        WHEREAS, Camping World and CWI, on the one hand, and AGP and NAIC, on the other hand, amended and restated in all respects the Former Marketing Arrangements to provide for, among other things, new and ongoing cooperative marketing and other business relationships between Camping World and CWI, on the one hand, and AGP and NAIC on the other hand and memorialized such new agreement in the marketing agreement dated December 31, 1998 (the "Revised Marketing Agreement"), and in connection therewith also executed a letter agreement dated February 11, 1999 (the "Letter Agreement") and a Right of First Offer Agreement dated December 31, 1998, (the Revised Marketing Agreement, the Letter Agreement and the Right of First Offer Agreement are hereinafter collective referred to as the "Existing Marketing Agreement"), which Revised Marketing Agreement was approved by the Missouri and California Insurance Departments; and

        WHEREAS, in connection with a sale of AGP, and its wholly-owned subsidiary NAIC to Motors Insurance Corporation, Camping World and CWI, on the one hand, and AGP and the Insurer on the other hand desire to amend and restate in all respects the Existing Marketing Agreement to provide for, among other things, new and ongoing cooperative marketing and other business relationships between Camping World and CWI, on the one hand, and AGP and the Insurer on the other hand.

        NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I
THE EFFECTIVE TIME

1.
This Agreement shall become effective on May            , 2002 (the "Effective Time"). This Agreement shall supersede the Existing Marketing Agreement in all respects and the term of the Existing Marketing Agreement shall be deemed to have expired at the Effective Time, and the parties agree to take such action, including delivery of documents or certificates, as is reasonably necessary to evidence the termination of the Existing Marketing Agreement and the parties agree to waive any and all terms and conditions that may have otherwise survived a termination of the Existing Marketing Agreement Notwithstanding the foregoing, this Agreement shall apply to all NAIC policies in effect under the Existing Marketing Agreement at the Effective Time (the "Existing Policies").

II
MARKETING ARRANGEMENTS

1.
CWI and Camping World hereby, jointly and severally, grant to Insurer and its Affiliates, the sole and exclusive right and authority (as provided in Section II 4 below) to offer, sponsor, market and sell Insurance and Insurance Products, as defined in Article VIII, to any and all of Camping World's Customers, as defined in Article VIII, during the Term, as defined in Article VIII. To the extent any Affiliate of Insurer offers and sells Insurance and Insurance Products hereunder, such Affiliate will agree to be bound by the terms and conditions hereof prior to offering any such products for sale.

2.
Without limiting the foregoing, and in furtherance of the right granted to Insurer in subsection II (1) above, CWI and Camping World hereby grant to Insurer and its Affiliates the following rights:

(a)
The right to use all logos, service marks, trade names, trademarks and other intellectual property of Camping World and CWI (including, but not limited to the "Camping World" tradename and, subject to the prior approval of Camping World and CWI, the ability to utilize the Camping World and CWI websites, if any), but only in connection with the marketing of Insurance and Insurance Products to Customers and the performance of Insurer's duties hereunder. Use of the CWI website shall be subject to all restrictions, rules or other requirements established from time to time by CWI for use of its website.

(b)
The exclusive right to market Insurance and Insurance Products to Customers of Camping World through Camping World facilities or with Camping World's sponsorship or cooperation.

(c)
The right to use the Customer mailing list (the "Customer List"), and such other information relating to Customers in the possession of Camping World and CWI as Insurer may reasonably request, but only in connection with the marketing of Insurance Products to Customers and Insurer's performance hereunder.

(d)
The right to receive quarterly reports (each a "Customer Report") which shall include (i) an updated Customer List containing the most current names, addresses and other data available to Camping World with respect to its Customers, (ii) a list of the most current names, addresses, dates of birth, email addresses and other data available to Camping World with respect to the President's Club members, (iii) a list of new Camping World Customers and new President's Club members since the last Customer Report, (iv) any changes or corrections, of which Camping World is aware, to the last Customer List delivered to Insurer or to any Customer or President's Club member information previously delivered to Insurer, and (v) such other information in the possession of Camping World relating to Customers, President's Club members and Insurance or Insurance Products issued to Customers as Insurer may reasonably request.

  (e)
  Reasonable rights of access to:

  (i)
  all Camping World stores for display or distribution of marketing materials and participation in on-site promotional events, provided that the location and prominence of such materials shall be reasonably determined by Camping World;

  (ii)
  space, the location of which shall be reasonably determined by Camping World, in Camping World catalogs on a regular basis for Insurer's insurance advertisements and editorials, bind-in cards and other inserts; and

  (iii)
  space for insurance materials in all President's Club membership and renewal kits, and stand alone outserts in all President's Club newsletters.

3.
Camping World and CWI will provide space for a promotional kiosk unit in such of the Camping World retail stores as are designated by either party hereto (collectively, the "Kiosks"), subject to the consent of the other party, which consent shall not be unreasonably withheld or delayed. The Kiosks to be placed in stores so selected shall be approximately 45 square feet of floor space in size and shall be used to inform Customers about the Insurance and Insurance Products available through Insurer, to generate leads for Insurance and Insurance Products and to take all other actions necessary or desirable to effect, or incident to, the above described uses of such space. Any individual selling insurance at any such Kiosk shall be a CWI or Camping World employee and shall be a licensed insurance agent of Insurer. Location of the Kiosk will be in a high visibility, high traffic area approved by CWI and Insurer, which approval shall not be unreasonably withheld or delayed. Camping World further agrees that the licensed insurance agents shall have the non-exclusive right to use for their generally intended purpose of marketing the Insurance and Insurance Products all interior and exterior areas of the Camping World store and grounds surrounding the Camping World store that are generally available to the public, including entrances, lobbies, corridors, stairways, elevators, hallways, restrooms, vending areas, parking areas and sidewalks.

4.
Camping World and CWI shall not offer, sponsor, support, market, sell or advertise any Insurance or Insurance Products, other than pursuant to this Agreement, provided, that in the event that Insurer does not offer a particular type of Insurance or Insurance Product, Camping World or CWI may submit a written request (a "Coverage Proposal"), including a reasonably detailed proposal to Insurer for Insurer to make that type of Insurance or Insurance Product available to Customers. Within 60 days after receiving such Coverage Proposal, Insurer may inform Camping World or CWI, as the case may be, in writing (a "Notice of Coverage") that it intends to make the requested type of Insurance or Insurance Product available to Camping World Customers on the same terms and conditions as set forth in the Coverage Proposal. Insurer may not give a Notice of Coverage unless Insurer is capable of providing the Insurance or Insurance Product described in the Coverage Proposal on the same basis, including time frames (and specifically including the same time frames required to make necessary state rate or other filings), and of the same scope of coverage as detailed in the Coverage Proposal. The Notice of Coverage shall describe, in reasonable detail, the terms of coverage as Camping World, or CWI, as the case may be, may reasonably have requested in its Coverage Proposal. If Insurer has given a Notice of Coverage, Insurer shall make such coverage available directly to Camping World Customers in accordance with the terms of the Coverage Proposal. Any type of Insurance or Insurance Product so made available by Insurer to Customers is herein referred to as "Covered Insurance." If a Notice of Coverage is not delivered by Insurer as aforesaid, Camping World and CWI may solicit any other entity to make that type of Insurance available and may, within 90 days after expiration of the

  60 day period referred to above, enter into an agreement with any other entity to sponsor, underwrite, issue, support or advertise that type of Insurance in accordance with the Coverage Proposal (i.e. not on terms either more favorable to the applicable insurer or less favorable to Camping World or CWI). The fees with respect to Covered Insurance shall be as set forth in Article III. If, at the end of the 90-day period referred to above, Camping World or CWI has not entered into and consummated agreements with any other entity relating to such Insurance or Insurance Products as described in this Section 4, the provisions of this Section 4 shall once again apply with respect to such Insurance or Insurance Products. Notwithstanding the foregoing, neither Camping World nor CWI shall be precluded from providing (i) advertising space in Camping World or CWI publications or (ii) access to vendors at Camping World or CWI promotions or events (other than at retail stores or other similar outlets) on the same terms as made available to similarly situated vendors and in the ordinary course of Camping World's and CWI's business.

5.
The parties hereto acknowledge that Camping World and CWI provide names and addresses of Customers to other entities and agree that Camping World and CWI may continue to provide names and addresses of Customers to other entities with respect to products and services other than Insurance and Insurance Products.

6.
Camping World, CWI and Insurer shall make, and cause their respective subsidiaries to make their books and records available to the employees and agents of the other during the Term of this Agreement for purposes of verifying that the obligations undertaken by such first party under this Agreement have been met. Any such examination shall occur at the business office of the party being examined during normal business hours, and shall be conducted in a manner designed not to be disruptive of the normal business activities of such first party. The provisions of such materials shall be subject to the confidentiality provisions of Article V.

7.
Camping World and Insurer shall deliver to the other, for the other's prior written approval, the form of documents contemplated for distribution which refer to the other party or any subsidiary of the other party and shall not distribute any such form of document prior to its receipt of written approval therefor from the other party. Insurer recognizes that the trade names "Camping World" and "President's Club" and all other trade names, trademarks, service marks, logos and slogans used by Camping World or CWI shall remain the sole and exclusive property of Camping World or CWI, as the case may be, and Insurer agrees that such trade names, trademarks, service marks, logos and slogans, and any other materials that would cause Customers to recognize an association with Camping World shall be used by Insurer only after receiving prior written approval from Camping World or CWI, as the case may be, and then only in connection with the services to be provided by Insurer pursuant to the terms of this Agreement. No prior written approval required under this Section II(7) shall be unreasonably withheld or delayed and such prior written approval shall be deemed to have been given if the other party does not respond in writing within thirty (30) days after the form of document or other material to be approved has been delivered to the other party pursuant hereto.

8.
Insurer will expend a reasonable amount of research and development resources to refine and develop Insurance and Insurance Products, marketing strategies and operational procedures specifically designed for the sale of Insurance and Insurance Products to Customers.

9.
The marketing activities of Insurer shall include, but not be limited to, arranging promotional events and display advertisements at Camping World stores, providing marketing materials for distribution at Camping World stores, at functions such as automobile and recreational vehicle shows at which Camping World is represented, and in Camping World catalogs, direct mailings, Camping World President's Club materials and other advertisements. Periodically, Insurer will also provide editorials, columns and other articles for publication in Camping World newsletters. Subject to Article III, Insurer shall be responsible for creative design, production and distribution of promotional materials associated with such program. All costs and expenses of marketing and selling Insurance and Insurance Products to Customers shall be the responsibility of the parties as set forth in Article III, Fees and Expenses.

10.
Insurer shall be responsible for all insurance services related to Covered Insurance including, without limitation, premium billing, claims adjustment, claims processing and handling of policy inquiries, changes and renewals. To the extent Insurer solicits Customers directly, in addition to the foregoing, Insurer shall be responsible for quoting rates, taking applications for insurance and binding coverage.

11.
Insurer shall perform its duties and activities as provided in this Agreement in accordance in all material respects with applicable law and Insurer shall use its good faith and reasonable efforts to provide a level of customer service substantially equivalent to the level of customer service being provided by NAIC prior to the Effective Time.

12.
Any one of the parties constituting the Insurer shall provide, as applicable, to Camping World, and Camping World shall provide and cause each of its respective subsidiaries to provide to Insurer, such information as is mutually agreed to by the parties hereto regarding all insurance marketing activities, and the amount of Direct Written Premiums received on Covered Insurance. During such period after the term of this Agreement for which payments are due under Article III of this Agreement, the Insurer, as applicable, shall provide to Camping World reports as to the amount of Direct Written Premiums received on Covered Insurance which is (a) issued through any Insurer to Customers pursuant to applications made during the Term of this Agreement and (b) renewed by Customers at any time until five years after expiration of the Term of this Agreement. Reports containing such information shall be substantially in the form, and shall be supplied with such frequency (at least monthly) as may be mutually agreed upon by the parties.

13.
Right of First Offer

(a)
Insurer hereby grants to CWI a right of first offer (the "Right of First Offer") to establish programs (the "Covered Programs") involving the offering, marketing, underwriting, issuance or sale of any Vehicle Coverages or other Covered Insurance through any one or more of the distribution channels identified on Exhibit A attached hereto (each, a "Sponsored Distribution Channel"). With respect to the Sponsored Distribution Channels identified on Exhibit A that are parties to existing agreements with Insurer, the Right of First Offer does not apply to Covered Programs established pursuant to the terms of such existing agreements during the current term thereof.

(b)
In the event that either Insurer or CWI proposes a Covered Program through a Sponsored Distribution Channel, the parties shall attempt to establish the Covered Program by mutual agreement. If the parties are unable to establish a mutually acceptable Covered Program, the party proposing the Covered Program shall submit its proposal (a "Program Proposal") in writing to the other party hereto, including a reasonably detailed description of the terms on which the Covered Program would be made available through the Sponsored Distribution Channel. Insurer and its Affiliates agree not to offer, market, underwrite, issue or sell any Vehicle Coverages or other Covered Insurance through one or more Sponsored Distribution Channel on terms that are less favorable to Insurer than the terms contained in the Program Proposal.

(c)
Notwithstanding anything to the contrary in this Section 13, the total fees payable by Insurer in connection with any Covered Program through a Sponsored Distribution Channel shall not exceed the fees set forth in Section III(2).

14.
Neither Camping World, CWI or any of its Affiliates will take any affirmative action with the intent of, or in furtherance of, depriving Insurer of the intended benefits of this Agreement;

  provided, however, that the conduct of business in the ordinary course by Good Sam shall not be deemed to be a breach of this Section 14.

15.
Neither Insurer nor any of its Affiliates will take any affirmative action with the intent of, or in furtherance of, depriving Camping World or CWI of the intended benefits of this Agreement.

III
FEES AND EXPENSES

1.
In consideration of the exclusive rights granted hereunder to Insurer, NAIC, NGIC or NGAC, as the case may be, hereby agrees to pay to the entity designated by CWI that is a licensed insurance agency, for each full or partial calendar month during the period from the Effective Time until the fifth anniversary of the Effective Time, amounts in cash equal to seven percent (7%) of Direct Written Premiums for (a) all Existing Policies and (b) all new and renewal policies written pursuant to the terms hereof.

2.
Beginning on the fifth anniversary date of the Effective Time and continuing until the termination of this Agreement, the percentage set forth in Section III 1 above shall be changed to eight and one-quarter percent (8.25%) of Direct Written Premiums.

3.
If Insurer terminates this Agreement, or if upon expiration of the Term Insurer does not elect or agree to renew the Agreement on the terms of the Agreement then in effect, the payments contemplated by Sections III(1) and (2) shall continue to be paid by Insurer to CWI for a period of five (5) years following termination (the "Run-Off Period"), and calculated as provided in Sections III(1) and (2) except that for each year during the Run-Off Period, the percentage referenced in Sections III(1) and (2), shall be multiplied times a fraction, the numerator of which is the Direct Written Premium for the Covered Insurance for the year and the denominator of which is the Direct Written Premium for the year immediately preceding such year. This provision shall not be applicable to any termination or election not to renew by Camping World or CWI.

4.
During the Run-Off Period, as long as CWI is continuing to receive the payment described in Section III(3) above, CWI and Camping World will not engage in, use, sponsor, endorse, recommend or otherwise participate in any telephone solicitation or direct mail solicitation that is (a) directed at the Customers that are still provided an Insurance Product by Insurer and (b) intended for the purpose of soliciting such Customers to cancel, terminate or allow to lapse insurance policies written pursuant to the terms of this Agreement and to replace such policies with new policies offered by an insurance company other than Insurer. Prior to making any solicitation not otherwise prohibited by this Section, Camping World shall delete from the membership list(s) of it and its Affiliates the names of all Customers described in this paragraph prior to such solicitation. This provision shall apply to all Customers that continue to pay premiums that are included in the Direct Written Premium.

5.
At the expiration of each month, NGIC, NGAC, or NAIC, as the case may be, shall, within twenty-one (21) days after such expiration, make the necessary calculations and remit to the entity designated by CWI that is a licensed insurance agency, by wire transfer any payment as may be due for such month pursuant to this Article III. Notwithstanding the foregoing, NGIC, NGAC or NAIC, as the case may be, shall provide monthly reports of Direct Written Premium to CWI not later than fifteen (15) days after then end of each month.

6.
Camping World and Insurer agree that there are certain costs associated with the construction and operation of the Kiosks. The categories of costs associated with construction and operation of the Kiosks are identified on Exhibit B hereto. Camping World and Insurer further agree that not all of the costs of constructing and operating the Kiosks relate to the marketing and promotion of the Insurance and Insurance Products. Insurer agrees to reimburse Camping World for fifty percent (50%) of the costs of the construction of new Kiosks and operation of all Kiosks associated with the sale of Insurance and Insurance Products only. Insurer's share of expenses associated with the construction of new Kiosks and operation of all Kiosks in the Camping World stores shall be calculated by adding the total of all expenses associated with the construction of new Kiosks and operation of all Kiosks, less the expenses allocable to the sale of products other than Insurance Products, and multiplying the result of such calculation by 50%. Camping World shall provide a report to Insurer (the form of which shall be mutually agreed upon) within twenty-five (25) days after the end of each month of all of Camping World's expenses associated with the construction of new Kiosks and operation of all Kiosks for such month. Payment to Camping World for Insurer's share of such expenses shall be made within twenty-one (21) days after Insurer's receipt of such report. The categories of costs and the percentage related to Insurance and Insurance Products for the calendar year 2002 are set forth on Exhibit B hereto. Camping World and Insurer agree to review such percentages on a monthly basis. This provision is not applicable during the Run- Off Period.

7.
Camping World and Insurer recognize that substantial advertising, mailing and promotional expenses will be needed in creating interest in the Insurance Products. Camping World agrees to reimburse Insurer for fifty percent (50%) of the Marketing Expenses (as defined on Exhibit C hereto) associated with marketing the Insurance Products. The rate charged for such advertising in Camping World's catalog and other publications shall be at the "house rate" as previously defined by the parties. Insurer shall provide a report to Camping World (the form of which shall be mutually agreed upon) within twenty-five (25) days after the end of each month outlining all of Insurer's Marketing Expenses for such month. Payment to Insurer for Camping World's share of such expenses shall be made within twenty-one (21) days after Camping World's receipt of such report. This provision is not applicable during the Run-Off Period.

8.
All Insurance and Insurance Products issued pursuant to the terms of this Agreement shall be coded by Insurer for tracking purposes. Insurer agrees to provide CWI with the applicable coding needed to track inquiries or applications for Insurance and Insurance Products. Insurer agrees that Customers will be prompted by Insurer's representatives to reveal the applicable code. CWI shall be entitled to fees under Article III of this Agreement only for applications reflecting the appropriate coding.

9.
All fees and expenses payable by Insurer to CWI hereunder with respect to the provisions hereof are set forth herein.

10.
Anything in this Agreement to the contrary notwithstanding, the parties hereto agree that Motors Insurance Corporation shall not be entitled, regardless of any other rights it may otherwise have, to offset the amount of indemnity or other amounts owed to it under the Stock Purchase Agreement from any amounts due to Camping World or CWI under this Agreement.

IV
OTHER MARKETING AGREEMENTS

1.
Camping World, CWI and Insurer agree to share with each other, to the extent they are legally entitled to do so, customer lists, reports and other database information relating to Camping World Customers which might be of use to such other party in its business. The confidentiality provisions of Article V will apply with respect to the information shared.

V
CONFIDENTIALITY

1.
The parties hereby agree that each has received, and may be receiving, from the other parties hereto information that is confidential and highly proprietary, which information may include customer lists, customer reports, reserve information, renewal information and other information relating to the business and operations of such other party ("Confidential Information") and such party hereby agrees that it has kept, and will continue to keep, such information confidential and it has not used, and it will not use, such information for any purpose other than in furtherance of the purposes of this Agreement or in any way detrimental to the providing person or its Affiliates (it being understood that such Confidential Information may be disclosed to the extent necessary or required in order to comply with applicable law, rule or regulation or for legal, administrative or regulatory reasons or in order to enforce any right hereunder). Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of disclosure by such first party or its directors, officers, employees or agents, (ii) was or becomes available to such first party on a non-confidential basis prior to its disclosure to them by the other party, or (iii) was or becomes available to such first party on a non-confidential basis from a source other than such other party's directors, officers, employees or agents, provided that such source is not bound by a confidentiality agreement with respect to such information.

2.
Each party hereto that is a financial institution (as such is defined by federal, state and local laws) agrees not to disclose any non-public personal information (as such is defined by federal, state and local laws) concerning customers and consumers (as defined by federal, state and local laws), to comply with all state and federal laws and regulations with regard to the use and protection of such information, including but not limited to the Gramm-Leach-Bliley Act and not distribute, disseminate or reveal any such non-public personal information to any other party, other than the parties set forth herein, except as allowed or required by any law, regulation or other lawful order.

3.
Upon any expiration or termination of this Agreement, the parties hereto agree to promptly deliver to the other party, at such party's written request, all written materials containing Confidential Information.

4.
The parties hereto agree not to directly or indirectly solicit for employment or hire or retain any employee or advisor or agent of the other party or of the other party's Affiliates; provided that the foregoing provision will not prevent any solicitation of employment not specifically directed toward the other party's or such other party's Affiliates, employees, advisors or agents.

VI
REPRESENTATIONS AND WARRANTIES

1.
Each of Camping World and CWI, with respect to itself, and Insurer, with respect to itself, represent and warrant to the other parties hereto as follows:

(a)
the execution and delivery of this Agreement by such party has been duly authorized and adopted by resolution of such party;

(b)
such party's obligations under this Agreement are legal, valid and binding obligations enforceable against such party in accordance with its terms; and

(c)
such party is not a party to, or bound by, any contractual agreement or instrument which would prevent or impede or restrict such party's performance under this Agreement.

VII
TERM AND TERMINATION

1.
The Term of this Agreement shall commence upon the Effective Time and shall extend, without interruption except to the extent otherwise expressly provided in this Agreement, to and including a date that is ten (10) years from the Effective Time. Thereafter the Agreement shall automatically renew for consecutive ten (10) year periods, unless terminated by written notice by either party to the other not less than sixty (60) days prior to the termination of the original term hereof or any extension hereof.

2.
Notwithstanding anything herein to the contrary, if Camping World or CWI, on the one hand, or Insurer, on the other hand, fails to perform any of its obligations under this Agreement and such breach is material, the other party may deliver a written notice (a "Notice of Breach") describing such violation or nonperformance in reasonable detail. The breaching party shall have thirty (30) days in which to cure the violation or non-performance described in the Notice of Breach; and if such party does not cure such violation or non-performance as aforesaid, the party delivering the Notice of Breach may terminate this Agreement upon a further thirty (30) days' written notice to the other party which termination shall take effect on the 30th day after delivery of such second notice. For the avoidance of doubt, (and in addition to or in place of delivery of notice of such termination), the non-breaching party may pursue at law or at equity any other rights or remedies (including specific performance) for any failure by the other party to perform any of its obligations hereunder.

3.
Notwithstanding anything herein to the contrary, if Camping World or CWI reasonably determines that Insurer is performing its duties hereunder in a manner that has a material adverse effect on the business or goodwill of Camping World or CWI or any of their subsidiaries, or if Insurer reasonably determines that Camping World or CWI is performing its duties in a manner that has a material adverse effect on the business or goodwill of Insurer, Camping World or Insurer, as the case may be, may deliver a written notice (a "Notice of Injury") describing the acts and adverse effects in reasonable detail. The party receiving the Notice of Injury shall have thirty (30) days in which to change the manner in which it performs such duties so as to eliminate the material adverse effect. If the party receiving any such Notice of Injury fails to make changes to eliminate such defect, the party delivering the Notice of Injury may terminate this Agreement upon thirty (30) days written notice to the other party.

VIII
DEFINITIONS

As used herein the following terms shall have the following meanings:

        Affiliate.    When used with respect to any Person means any other Person, which directly or indirectly controls, or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. With respect to investment partnerships, to the extent the organization documents thereof require or permit a distribution of assets to partners and others upon the liquidation or winding up of the investment partnership or otherwise, the term Affiliate shall include such partners and others.

        Branded.    As applied to Insurance or Insurance Products, means Insurance or Insurance Products that bear, or are marketed or solicited, using a trade name, trademark, service mark, logo, or slogan of a Person other than the person that is issuing such Insurance or Insurance Products or is otherwise sponsored by such first Person.

        Coverage Proposal.    See Section II(4).

        Covered Insurance.    See Section II(4).

        Customers.    Means customers of Camping World, including without limitation, its catalogs, retail stores, other selling outlets and members of any of its present or future affinity or other clubs, memberships organizations, including the President's Club.

        Customer List.    See Section II(2)(c).

        Direct Written Premium.    Direct Written Premium, for any period, means gross premiums, less credits for premium cancellations and returns recorded and received by Insurer during such period.

        Effective Time.    See Section I(1).

        Existing Policies.    See Section I(1).

        Insurance and Insurance Products.    Any automobile or recreational vehicle property and casualty insurance product, including Vehicle Coverage, but specifically excluding Warranty Coverage and roadside assistance service.

        Notice of Breach.    See Section VII(2).

        Notice of Coverage.    See Section II(4).

        Notice of Injury.    See Section VII(3).

        Person.    An individual, corporation, partnership, limited liability company, joint venture, a trust, an unincorporated organization or any other entity or organization, including a government, a political subdivision or any agency or instrumentality thereof and shall include the plural thereof.

        Stock Purchase Agreement.    The Stock Purchase Agreement dated as of March            , 2002 by, among others, Motors Insurance Corporation, AGP and the shareholders of AGP.

        Term.    See Section VII.

        Vehicle Coverage.    Private passenger automobile liability and physical damage insurance coverages (which, for avoidance of doubt, includes all insurance coverages reasonably related thereto including, without limitation, comprehensive, collision, third party property damage and bodily injury liability coverages and personal injury protection). Automobile includes private passenger automobiles and recreational vehicles, motor homes, travel trailers, minivans, sport utility vehicles, and other similar vehicles or items.

        Warranty Coverage.    Means insurance that covers the warranty (or extensions thereof) provided by a manufacturer of such manufacturer's products.

IX
MISCELLANEOUS

1.
This Agreement does not make any party hereto the agent of the other, nor does it create a partnership, a consortium, an association, a joint venture, or any form of juristic person or entity. No party hereto shall have any authority or right to assume or create obligations of any kind or nature, express or implied, on behalf of, or in the name of any other party, nor to accept service of any legal process of any kind addressed to or intended for any other party, nor to bind any other party in any respect, without the specific prior written authorization of such other party.

2.
Each of Camping World and CWI on the one hand, and Insurer on the other hand agrees to indemnify and hold harmless the other and their respective Affiliates, and its and their respective employees, officers, directors, shareholders and agents, from and against any and all claims, demands, losses, damages, liabilities, lawsuits, and other proceedings, judgments and awards and costs and expenses (including, but not limited to reasonable attorneys' fees) arising directly or indirectly in whole or in part out of the performance by the other party or its Affiliates (or any of its or their respective employees, officers, directors, shareholders, agents and affiliates) of their respective obligations under this Agreement. This provision shall survive any expiration or other termination of this Agreement for a period of three (3) years from the termination of this Agreement.

3.
Neither Camping World or any of its subsidiaries, on the one hand, nor Insurer, on the other hand, shall directly or indirectly, sell, assign or transfer (other than a pledge, transfer or collateral assignment to a lender)(collectively "transfer") any of its rights or obligations contemplated under this Agreement without first obtaining the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties (including, without limitation, each subsidiary of Camping World), their successors, trustees, permitted assigns, receivers and legal representatives but shall not inure to the benefit of any other person or entity, except as specifically contemplated by Section IX(3). So long as there is no material adverse change to the benefits or obligations of the parties under this Agreement, reinsurance or other similar risk spreading or transfer methods by Insurer or its use of a managing general agent, shall not be deemed (i) a violation of, or inconsistent with, the terms hereof or (ii) a transfer for the purposes of the foregoing. Neither Camping World, CWI nor any Insurer shall transfer all of its assets or any business unit unless the transferee or acquiring entity confirms in writing that it continues to be subject to all of the terms of this Agreement.

4.
This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and no oral statements or representations or prior written matter not contained herein or therein shall have any force or effect. This Agreement shall not be modified in any way except by a writing subscribed by the parties by their duly authorized representatives. No amendment of this Agreement or its exhibits or schedules shall be of any force or effect unless reduced to writing and executed in writing by the parties hereto in the same manner as the present Agreement.

5.
Camping World and CWI agree that, as between Camping World, CWI and Insurer, Insurer shall have exclusive ownership and control of all expirations on policies issued pursuant to this Program and that upon the expiration or termination of this Agreement, each of NAIC, NGIC or NGAC, as the case may be, have the right to send renewal notices to Customers maintaining Covered Insurance as required by law, and at their option, may continue to renew policies of Customers insured while the Agreement was in effect, but will in no way use the Camping World name or logo in such renewal notice. This provision shall survive expiration or other termination of this Agreement.

6.
The parties agree that the Insurer may use a fronting company in the state of Texas for the purpose of marketing Insurance Products to customers in that state. Currently, Insurer's business in Texas is underwritten by Home State County Mutual Insurance Company.

7.
Notwithstanding anything herein to the contrary, if Insurer has in force policies written for Customers under the Good Sam insurance program pursuant to the terms of those certain agreements between Affinity Group Inc. and NGIC known as the Working Agreement and Service Agreement (the "Good Sam Agreements"), Insurer shall continue to pay the fee payable on such policies under the Good Sam Agreements for so long as such policies remain in force. Insurer agrees to edit the mailing lists provided to it by CWI hereunder and by Affinity Group Inc. under the Good Sam Agreements to make its best efforts to avoid, to the extent reasonably possible, mailing insurance solicitations on behalf of CWI to any potential person who is a current policyholder of the Good Sam insurance program. Insurer also agrees, to the extent legally permissible, to not convert any current policyholder under either the CWI or Good Sam insurance program to a policyholder of the other insurance program. Otherwise, Insurer is free to market Insurance and Insurance Products in any way and to whomever Insurer chooses.

8.
All notices under this Agreement must be in writing and shall be delivered by (i) certified or registered mail, postage prepaid, return receipt requested, or (ii) overnight commercial courier or delivery service, or (iii) by facsimile transmission confirmed by certified or registered mail or commercial courier or delivery service as follows:

To AGP or Insurer:
If by Courier: One GMAC Insurance Plaza Earth City, Missouri 63045 Attention: President	If by mail: P.O. Box 66937 St. Louis Missouri, 63166-6937 Attention: President
If by facsimile: (314) 493-8113
To Camping World or CWI:
Camping World, Inc. 2575 Vista Del Mar Drive Ventura, California 93001 Attention: President Facsimile (805) 667-4419
with a copy to:
Kaplan, Strangis and Kaplan, P.A. 90 South 7th Street Suite 5500 Minneapolis, Minnesota 55402 Attention: Robert T. York, Esq. Facsimile: (612) 375-1143

  All notices, consents, waivers, and other communications under this Agreement shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth above (or to such other addresses and telecopier numbers as a party may designate by notice to the other party.

9.
This Agreement shall be governed by and construed and enforced in all respects according to the laws of the state of Missouri, determined without reference to conflict of law principles.

10.
The parties hereto recognize that a breach of the Agreement would cause irreparable injury and that damages at law would be difficult to ascertain. The parties hereto therefore consent to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants contained in this Agreement.

11.
In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the parties hereto shall to the fullest extent possible modify any such provision to the extent required to carry out the general intention of this Agreement and to impart validity thereto.

12.
No forbearance, indulgence, or relaxation or inaction by any party at any time to require performance of any provisions of this Agreement shall in any way affect, diminish or prejudice the right of a party hereto to require performance of that provision and any waiver or acquiescence by any party hereto in any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence in any continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself or a waiver of any right under or arising out of this Agreement or acquiescence in or recognition of rights and/or positions other than as expressly stipulated in this Agreement.

13.
This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAMPING WORLD, INC.
By:	/s/ PAUL E. SCHEDLER
Name:
Title:	Vice President
CWI, INC.
By:	/s/ PAUL E. SCHEDLER
Name:
Title:	Vice President
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
By:	/s/ PAUL E. SCHEDLER
Name:
Title:	Vice President
CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC.
By:	/s/ PAUL E. SCHEDLER
Name:
Title:	Vice President
AFFINITY GROUP PLANS, INC.
By:	/s/ PAUL E. SCHEDLER
Name:
Title:	Vice President
NATIONAL ALLIANCE INSURANCE COMPANY
By:

Name:
Title:

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAMPING WORLD, INC.
By:

Name:
Title:
CWI, INC.
By:

Name:
Title:
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.

By:

Name:
Title:
CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC.
By:

Name:
Title:
AFFINITY GROUP PLANS, INC.
By:	/s/ BERNARD J. BUSELMEIER
Name:	Bernard J. Buselmeier
Title:	Executive Vice President and Chief Financial Officer
NATIONAL ALLIANCE INSURANCE COMPANY
By:	/s/ BERNARD J. BUSELMEIER
Name:	Bernard J. Buselmeier
Title:	Executive Vice President and Chief Financial Officer
NATIONAL GENERAL INSURANCE COMPANY
By:	/s/ BERNARD J. BUSELMEIER
Name:	Bernard J. Buselmeier
Title:	Executive Vice President and Chief Financial Officer
NATIONAL GENERAL ASSURANCE COMPANY
By:	/s/ BERNARD J. BUSELMEIER
Name:	Bernard J. Buselmeier
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A

Family Motor Coach Association
Fleetwood Enterprises, Inc.
Flying J Inc.
Monaco Coach Corporation
Thousand Trails/NACO
Winnebago Industries, Inc.

EXHIBIT B

Categories of Costs

1.
Kiosk Labor

2.
Insurance Labor

•
Agent Base Salary

•
Agent Commission Fees

•
Agent Quote Fees

•
Agent Sales Contests

•
Staff Salaries

•
MLC Expenses

•
Fringe (22%)

3.
Non-Insurance Labor

•
Agent Commission Fees

•
Fringe (22%)

4.
General and Administrative

•
Management/Training & Development Labor

•
Agent Recruiting

•
Agent Education & Licensing

•
Agent Annual Meeting

•
Business Travel

•
Insurance Quote Premiums

•
CWIS Licensing/Legal Fees

•
Errors & Omissions Coverage

•
Express Mail

•
Office Supplies

•
Kiosk & Equipment Maintenance, Repair, Replacement

•
Communication Network—WAN, Fax, Phone ($600 monthly per store)

•
Kiosk Store Space Charges/Rent ($750 monthly per store)

        CWI and the Insurer shall mutually agree to the hiring of any employees by CWI to perform services pursuant to the terms of the Agreement, other than licensed insurance agents.

Percentage

        For calendar year 2002, the standard operating percentage for costs not related to the sale of Insurance or Insurance Products is 11.5%. For each subsequent year, the parties will set a mutually agreed upon standard percentage based on the prior year's costs. At the end of each calendar year, to the extent that actual costs vary from true cost, the parties will reconcile expenses pursuant to the terms of the Agreement.

EXHIBIT C

1.
Direct Mail Printing

2.
Direct Mail Postage

3.
Promotional Items including, but not limited to:

a.
Call Transfer Expenses

b.
Give Aways

c.
Event Costs (both space, etc.)

d.
Ad Cost

e.
Shipping Expenses

f.
Sponsorship Fees

g.
Premium Items

h.
Creative Costs

QuickLinks

AMENDED AND RESTATED MARKETING AGREEMENT
EXHIBIT A
EXHIBIT B
EXHIBIT C